Exhibit 10.1

WAIVER AND CONSENT TO CREDIT AGREEMENT

     THIS WAIVER AND CONSENT TO CREDIT AGREEMENT (this “Consent”) is executed and delivered as of this 13th day of May, 2005 among LASALLE BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), the financial institutions party hereto (the “Lenders”), AKORN, INC., a Louisiana corporation (“Akorn”) and Akorn (New Jersey), Inc., an Illinois corporation (“Akorn New Jersey”).

W I T N E S S E T H:

     A. The Administrative Agent, Akorn, Akorn New Jersey and the Lenders entered into a Credit Agreement dated as of October 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Credit Agreement.

     B. Akorn desires to enter into that certain Settlement Agreement dated as of May 16, 2005 by and between Akorn and NeoPharm, Inc. (“NeoPharm”) pursuant to which Akorn would be required to make a payment to NeoPharm in the amount of $2,500,000 (the “NeoPharm Settlement Payment”) as consideration for, among other things, repayment in full and termination of the NeoPharm Subordinated Debt.

     C. The Companies have requested that the Administrative Agent and the Required Lenders consent to the action to be taken by the Companies in connection with the Transaction with respect to the Credit Agreement, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

     1. Waiver and Consent. Subject to the terms and conditions herein, the Required Lenders hereby (i) consent to Akorn’s execution of and performance under the Settlement Agreement and (ii) waive any Event of Default which would, if not for the execution of this Consent, arise solely from (a) Akorn’s failure to comply with Section 11.4(d) of the Credit Agreement resulting from the payment of NeoPharm Settlement Payment, (b) Akorn’s failure to comply with Section 11.7 of the Credit Agreement by entering into the Settlement Agreement and NeoPharm, and (c) Akorn’s failure to comply with Section 2, Section 5 and Section 6 of the NeoPharm Subordination Agreement resulting from the payment of the NeoPharm Settlement Payment.

     2. Representations and Warranties. To induce the Administrative Agent and the Required Lenders to execute this Consent, each Company represents and warrants to the Administrative Agent and the Lenders as follows: (a) each Company has all requisite power and authority to execute, deliver and perform this Consent; (b) this Consent constitutes the legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; (c) the representations and warranties in the Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date of this Consent (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (d) after giving effect to this Consent, no Unmatured Event of Default or Event of Default exists.

     3. Conditions to Effectiveness. The effectiveness of this Consent is expressly conditioned upon delivering to the Administrative Agent all of the following in form and substance acceptable to the Administrative Agent: (a) this Consent executed by each Company, the Administrative Agent and the Required Lenders and (b) an executed copy of the Settlement Agreement.

     4. Affirmation. Except as specifically provided in this Consent, the execution, delivery and effectiveness of this Consent shall not operate as a waiver or forbearance of any Default or Event of Default or any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents, and the Company hereby fully ratifies and affirms each Loan Document to which it is a party. Reference in any of this Consent, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as modified hereby and as further amended, modified, restated, supplemented or extended from time to time. This Consent shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents.

     5. Counterparts. This Consent may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Consent by facsimile shall be effective as delivery of an original counterpart.

     6. Headings. The headings and captions of this Consent are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Consent.

     7. Further Assurances. Each Company agrees to execute and deliver, or cause to be executed and delivered, in form and substance satisfactory to the Administrative Agent and the Lenders, such further documents, instruments, amendments and financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents.

     8. APPLICABLE LAW. THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.

     9. Acknowledgment. Each Company hereby waives, discharges and forever releases the Administrative Agent and each of the Lenders, and each of said Person’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that either Company has or may have had at any time through (and including) the date of this Consent, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to either Company or whether any such claims, causes of action, allegations or assertions arose as a result of the Administrative Agent’s or any Lender’s actions or omissions in connection with the Credit Agreement, including any amendments or modifications thereto, or otherwise.

[signature pages follow]

     IN WITNESS WHEREOF, this Consent has been duly executed and delivered as of the day and year first above written.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Patrick J. O’Toole
Title:	Vice President